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EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of the 21st day of March, 2002 by and among Global Realty Management Group, Inc., a Florida corporation ("GRMG"), GRMG Acquisition Corporation, a Texas corporation, and a wholly-owned subsidiary of GRMG ("ACQUISITION CORP."), Excalibur Holdings, Inc., a Texas corporation ("EXCALIBUR"), and Michael D. Farkas, a principal shareholder (the "PRINCIPAL SHAREHOLDER") of GRMG for the limited purpose of the indemnification provisions set forth in paragraph 17 hereto.

                                   WITNESSETH:

         WHEREAS, 10,483,699 shares of the common stock, $.001 par value, of Excalibur ("EXCALIBUR COMMON STOCK") are issued and outstanding as of the date hereof;

         WHEREAS, the Board of Directors of each of GRMG, Acquisition Corp., and Excalibur have adopted, approved and authorized the execution and delivery of this Agreement so as to implement the Merger (as such term is hereinafter defined in Section 1 hereof) in compliance with the provisions of the General Corporation Law of the State of Florida ("FGCL") and with the Texas Business Corporation Act ("TBCA") with the result that Excalibur shall continue as the surviving corporation and the separate existence of Acquisition Corp. (except as it may be continued by operation of law) shall cease;

         WHEREAS, GRMG, Acquisition Corp., and Excalibur intend that the merger of Acquisition Corp. with and into Excalibur will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

         WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and desire to prescribe certain conditions precedent to such Merger; and

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the result and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. THE MERGER. Subject to the terms and conditions hereinbelow set forth, on the Effective Date (as hereinafter defined in Section 6 hereof), in accordance with the FGCL and the TBCA, Acquisition Corp. shall be merged with and into Excalibur (the "MERGER") and, in connection therewith:

                  (a) except to the extent provided or permitted by the TBCA, Acquisition Corp. shall merge with and into Excalibur, the separate existence of Acquisition Corp. shall cease and terminate, and Excalibur shall continue as the surviving corporation and as a wholly-owned subsidiary of GRMG (Excalibur as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION");

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                  (b) all of the rights, privileges, immunities, powers,
franchises and authority (both public and private) of Excalibur and Acquisition Corp. shall vest in the Surviving Corporation;

                  (c) all of the assets and property of Excalibur and Acquisition Corp. of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to Excalibur or Acquisition Corp., all claims and all causes of action, shall be, and be deemed to be, vested, absolutely and unconditionally, in the Surviving Corporation; and

                  (d) all debts and obligations of Excalibur or Acquisition Corp., all rights of creditors of Excalibur or Acquisition Corp. and all liens or security interests encumbering any of the property of Excalibur or Acquisition Corp. shall be vested in the Surviving Corporation and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against the Surviving Corporation and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Corporation in its own name and for its own behalf. Without limiting the generality of the foregoing, Surviving Corporation specifically assumes all continuing obligations which Excalibur or Acquisition Corp. would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Corporation's Articles of Incorporation, By-Laws and pursuant to the TBCA, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Date.

         2. INSTRUMENTS OF CONVEYANCE. Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of Acquisition Corp. last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by Excalibur or its legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of Excalibur, title to, and/or possession of, any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by Acquisition Corp. (or in which Acquisition Corp. had an interest and/or the power to exercise immediately prior to the Effective Date) and which was vested, or intended to be vested, in Excalibur pursuant to the provisions of this Agreement and the Merger.

         3. CONSTITUTIONAL DOCUMENTS, DIRECTORS, AND OFFICERS. On and as of the Effective Date:

                  (a) the Articles of Incorporation of Excalibur on such date in full force and effect shall be the Articles of Incorporation of the Surviving Corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the TBCA, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Excalibur.

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                  (b) the By-Laws of Excalibur on such date in full force and effect shall be the By-Laws of the Surviving Corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Articles of Incorporation of Excalibur and/or the TBCA, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Excalibur; and

                  (c) the members of the Board of Directors of the Surviving Corporation shall be the directors of Excalibur immediately prior to the Effective Date, who shall hold such office as provided in the By-Laws of Excalibur and/or the TBCA. The officers of the Surviving Corporation shall be the former officers of Excalibur, who shall hold office as provided in the By-Laws of Excalibur.

         4. CONVERSION. On and as of the Effective Date, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Excalibur or capital stock of Acquisition Corp.:

                  (a) subject to Section 5, the outstanding shares of Excalibur Common Stock shall be converted and exchanged into shares of the common stock, $.001 par value, of GRMG ("GRMG COMMON STOCK") in the following manner: Each issued and outstanding share of the Excalibur Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into one (1) duly authorized, validly issued, fully paid, and non-assessable share (the "COMMON EXCHANGE RATIO") of GRMG Common Stock.

                  (b) subject to Section 5, the outstanding shares of Excalibur's Series A Convertible Preferred Stock, $.001 par value ("EXCALIBUR SERIES A PREFERRED STOCK") shall be converted and exchanged into shares of Series A Preferred Stock of GRMG (to be authorized pursuant to Section 13(h) ("GRMG SERIES A PREFERRED STOCK") in the following manner: Each issued and outstanding share of the Excalibur Series A Preferred Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into one (1) duly authorized, validly issued, fully paid, and nonassessable share (the "SERIES A PREFERRED EXCHANGE RATIO") share of GRMG Series A Preferred Stock.

                  (c) each issued and outstanding share of the capital stock of Acquisition Corp. shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                  (d) The shares of the GRMG Common Stock and GRMG Series A Preferred Stock to be issued to the Excalibur shareholders shall be deemed to be "restricted securities" as defined by Rule 144(a)(3) under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The certificates evidencing such shares shall bear the following restrictive legend:

                  "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise

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                  transferred unless registered under the Securities Act or
                  there is an opinion from counsel to the company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act."

         5. CERTIFICATE EXCHANGE. Subsequent to the Effective Date, the issuance and distribution of New Certificates (as hereinafter defined) in exchange for Old Certificates (as hereinafter defined) shall be implemented as follows:

                  (a) On the Effective Date, GRMG shall deposit with a bank, trust company, or transfer agent designated by GRMG and Excalibur (the "REPRESENTATIVE"), for the benefit of the former holders of shares of Excalibur Common Stock and Excalibur Series A Preferred Stock, for exchange in accordance with this Section 5, through the Representative, stock certificates representing the shares of the GRMG Common Stock and GRMG Series A Preferred Stock (the "NEW CERTIFICATES") issuable pursuant to Section 4 in exchange for the holder's stock certificate representing the Excalibur Common Stock and Excalibur Series A Preferred Stock (the "OLD CERTIFICATES").

                  (b) As promptly after the Effective Date as shall be reasonably possible, the Representative shall be directed to, and shall, send written notification (the "STOCK NOTIFICATION") each holder of the Excalibur Common Stock and Excalibur Series A Preferred Stock of the consummation of the Merger, the availability of the New Certificates and provide (i) a description of the procedure to be followed in connection with the surrender of the Old Certificates and the issuance of the New Certificates, and (ii) a letter of transmittal (which shall be in customary form and have such provisions as GRMG and Excalibur may reasonably specify). Upon compliance by a holder thereof with the requirements for the certificate surrender and issuance specified in the Stock Notification, the Representative shall be directed to, and shall, issue and transmit to such holder New Certificates representing that number of shares of the GRMG Common Stock and GRMG Series A Preferred Stock, as the case may be, to which such holder shall be entitled as herein provided.

                  (c) From and after the Effective Date, the sole rights of the holders of Old Certificates (except as otherwise provided by applicable law or Section 4(a) hereof) shall be those to which they are entitled as owners of the GRMG Common Stock or GRMG Series A Preferred Stock, as the case may be.

         6. THE EFFECTIVE DATE.

                  (a) Subject to the provisions of this Agreement, articles of merger ("ARTICLES OF MERGER") in such form as is required by the TBCA shall be duly prepared, executed, and acknowledged by Excalibur and Acquisition Corp. and thereafter delivered to the Secretary of State of the State of Texas for filing, as provided in the TBCA, as early as practicable on the Closing Date (as defined in Section 6(b)). The Merger shall become effective as at the close of business on the date specified in the Articles of Merger or, if none, on the date of filing (the "EFFECTIVE DATE").

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                  (b) The closing of the Merger (the "CLOSING") shall take place on such date, at such place and at such time (the "CLOSING DATE") within two (2) business days after the satisfaction or waiver of the last of the conditions set forth in Sections 14 and 15 hereof as shall be determined by the mutual consent of GRMG and Excalibur at the offices of Oppenheimer Wolff & Donnelly LLP,
Newport Beach, California.

                  (c) On the Effective Date, GRMG shall fix the number of members of the Board of Directors at seven (7), effective with the Effective Date. The Board of Directors shall consist of the following individuals: William S.H. Stuart, Matthew C. Flemming, Dwayne Lewis, W. Donald Parr, Frank Marshik, and Aubrey Earl Swift, with one vacancy, each to serve until the next Annual Meeting of Stockholders of GRMG or until his or her successor is duly elected and qualifies.

                  (d) On the Effective Date, the officers of GRMG shall be William S.H. Stuart, Chief Executive Officer and Chairman of the Board, Dwayne Lewis, President and Chief Operating Officer, Matthew C. Flemming, Chief Financial Officer (Treasurer), Executive Vice President and Secretary, Ross Brown, Vice President of Operations, and David Rains, Vice President of Marketing, each to serve until the first meeting of the Board of Directors immediately following the next Annual Meeting of Stockholders of GRMG or until the Board otherwise directs.

         7. ASSUMPTION AND PAYMENT OF LIABILITIES

                  (a) Upon the signing of this Agreement, Excalibur shall deliver to GRMG by wire transfer or certified check, a non-refundable payment of $50,000 (the "NON-REFUNDABLE PAYMENT") that shall be used to pay down a portion of the outstanding liabilities of GRMG, all of which are listed on SCHEDULE 9(k).

                  (b) Upon the Effective Date, Excalibur shall deliver to GRMG by wire transfer or certified check an additional payment of $50,000 (the "ADDITIONAL PAYMENT") that shall be used to pay down any and all remaining liabilities of GRMG, all of which are listed on SCHEDULE 9(k), and other payments in connection with the Merger.

         8. EXCALIBUR REPRESENTATIONS AND WARRANTIES. In order to induce GRMG and Acquisition Corp. to execute this Agreement and perform their obligations under this Agreement, Excalibur does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement and the Effective Date) as follows:

                  (a) Excalibur is a Texas corporation duly organized and validly existing under the laws of the State of Texas and has all requisite power and authority to own, lease, and operate its properties and assets and to conduct the business as now conducted and as proposed to be conducted. A true, complete and correct copy of each of the Articles of Incorporation, By-laws, and other governing documents of Excalibur as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to GRMG.

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                  (b) Excalibur is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties, liabilities, assets, operations, results of operations, condition (financial or otherwise) or affairs of Excalibur.

                  (c) SCHEDULE 8(c) sets forth all of the subsidiaries of Excalibur. Except as set forth in SCHEDULE 8(c), Excalibur has never had, nor does it have, any subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

                  (d) Subject only to obtaining the consent of its shareholders as required by the TBCA and its Articles of Incorporation: (i) Excalibur has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;
(ii) the execution, delivery and performance of this Agreement, the consummation by Excalibur of the transactions herein contemplated and the compliance by Excalibur with the terms of this Agreement have been duly authorized by all necessary corporate action; (iii) this Agreement is the valid and binding obligation of Excalibur enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Excalibur and the consummation by Excalibur of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Articles of Incorporation or By-Laws of Excalibur or (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Excalibur pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Excalibur is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected. No consent, approval, authorization or order of, or any filing with, any court, governmental agency, authority or body (other than the filing of Articles of Merger under the TBCA) and/or any party to any agreement to which Excalibur is a party and/or by which it is bound is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by Excalibur of the transactions contemplated by this Agreement.

                  (e) Excalibur is not in violation of, or in default under, (i) any term or provision of its Articles of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it is, or any or its properties or assets are, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Excalibur owns, possesses or has obtained all governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good

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standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

                  (f) Except as set forth on SCHEDULE 8(f) hereto, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Excalibur, threatened against Excalibur or involving its assets which, if determined adversely to Excalibur, would, individually or in the aggregate, result in a material adverse change in the financial position, shareholders' equity, results of operations, properties, business, management or affairs of Excalibur, or which question the validity of this Agreement or of any action taken, or to be taken, by Excalibur pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Excalibur, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Excalibur and/or enjoining Excalibur from taking, or requiring Excalibur to take, any action, and/or by which Excalibur is, and/or its assets are, bound or subject.

                  (g) Excalibur owns all trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of its business as conducted as of the date hereof (collectively the "EXCALIBUR INTANGIBLES") free and clear of all liens, security interests, claims and encumbrances and rights and options of third parties (including, without limitation, former or current officers, directors, shareholders, employees and agents).

                  (h) Excalibur is currently having an accounting firm conduct an audit of its financial statements, including its Subsidiaries, for the year ended 2000 and the year ended 2001 (the "EXCALIBUR AUDITED FINANCIAL STATEMENTS") and shall be completed in sufficient time to have the Excalibur Audited Financial Statements filed as an exhibit to an Amendment to GRMG's Current Report on Form 8-K with respect to the Merger. Excalibur has provided a copy of unaudited financial statements for Excalibur and its Subsidiaries for the year ended December 31, 2001 (the "EXCALIBUR UNAUDITED FINANCIAL STATEMENTS"). The Excalibur Unaudited Financial Statements are, and the Excalibur Audited Financial Statements will be, true and accurate, in accordance with the books and records of Excalibur, and the Excalibur Unaudited Financial Statements are, and the Excalibur Audited Financial Statements will, present fairly in all material respects the financial position and results of operations of Excalibur as of the times and for the periods referred to therein, in each case in accordance with generally accepted accounting principles under current United States accounting rules and regulations, consistently applied ("GAAP"). All of the financial books and records of Excalibur have been made available to GRMG, and such books and records completely and fairly record in all material respects Excalibur's financial affairs, which would normally be recorded in financial books and records.

                  Except as set forth on the Excalibur Unaudited Financial Statements and SCHEDULE 8(j), Excalibur has no debt, liability or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or

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to become due and whether or not the amount hereof is readily ascertainable, that will not be reflected as a liability in the Excalibur Unaudited Financial Statements or except for liabilities incurred by Excalibur in the ordinary course of business, consistent with past practices which are not otherwise prohibited by, or in violation of, or which will not result in a breach of, the representations, warranties and covenants of Excalibur contained in this Agreement. There will be no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("FAS No. 5") issued by the Financial Accounting Standards Board (the "FASB") which will not be adequately provided for in the Excalibur Financial Statements as required by FAS No. 5.

                  (i) Except as set forth in SCHEDULE 8(i), Excalibur does not currently own, nor has it ever owned, any real property. SCHEDULE 8(i) hereto also contains a list and a brief description of (i) all real property leased by Excalibur, and (ii) with respect to each lease, the name of the lessor, any requirement of consent of the lessor to assignment (including assignment by way of merger or change in control) and the termination date of the lease. Excalibur owns or has good and marketable title to its assets, properties, and interests in properties which will be reflected in the latest balance sheet included in the Excalibur Unaudited Financial Statements and/or are utilized in connection with the operation of the business of Excalibur, in all cases free and clear of all liens, security interests, claims, and encumbrances of every kind, nature and description and rights and options of others except as will be expressly set forth in such balance sheet.

                  (j) Since the date of the latest balance sheet included in the Excalibur Unaudited Financial Statements, Excalibur has not, except as set forth on SCHEDULE 8(j) hereto, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured); (ii) cancelled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged, or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise, or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.

                  (k) Excalibur is not in default, in any respect, under the terms of any outstanding agreement which is material to the business, operations, properties, assets or financial condition of Excalibur and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.

                  (l) Excalibur has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real, or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of Excalibur, after due investigation, each such tax return heretofore filed by Excalibur correctly and accurately reflects the amount of its tax liability

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thereunder. Excalibur has withheld, collected, and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.

                  (m) The authorized and outstanding capitalization of Excalibur is as set forth on SCHEDULE 8(m) hereto. As of the date hereof and the Effective Date, except as set forth on SCHEDULE 8(m) hereto, there shall not be authorized and/or issued and outstanding any shares of capital stock of Excalibur and there shall not be outstanding any rights to purchase shares of capital stock of Excalibur. The issued and outstanding shares of the Excalibur Common Stock and Excalibur Series A Preferred Stock have been duly authorized and validly issued. All outstanding shares of the Excalibur Common Stock and Excalibur Series A Preferred Stock are fully paid and nonassessable. Except as set forth on
SCHEDULE 8(m), there are no outstanding warrants, options, or similar rights to purchase or convert into the Excalibur Common Stock or Excalibur Series A Preferred Stock. Except as set forth on SCHEDULE 8(m), there are no preemptive rights with respect to the Excalibur Common Stock or Excalibur Series A Preferred Stock. Excalibur has no reason to believe that any holder of such outstanding shares of the Excalibur Common Stock or Excalibur Series A Preferred Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the Excalibur Common Stock or Excalibur Series A Preferred Stock were, at all relevant times, exempt from the registration or prospectus delivery requirements of the Securities Act and any applicable state securities laws pursuant to an exemption for which Excalibur and/or such offering or sale fully qualified. No dividends, redemptions or other distributions of the assets of Excalibur have been, or will be, declared and/or paid prior to the Effective Date on or with respect to the Excalibur Common Stock or Excalibur Series A Preferred Stock.

                  (n) Except as set forth in SCHEDULES 8(j), 8(m), and 8(n) hereto and as contemplated by this Agreement, since the date of the latest balance sheet included in the Excalibur Unaudited Financial Statements, there has not been with respect to Excalibur:

                           (i) Any loan to any person or entity and/or the
issuance of any guaranty for, or with respect to, its or another's obligations;

                           (ii) Any waiver or release of any material right or
claim;

                           (iii) Any incurrence of any material obligation or
liability, absolute or contingent;

                           (iv) Any payment of any material obligation or
liability, absolute or contingent, except for current liabilities reflected in, or shown on, the most recent balance sheet of Excalibur and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement; and

                           (v) Any material adverse change in the business,
assets, properties, liabilities, operations, results of operations, condition (financial or otherwise) or affairs of Excalibur;

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                           (vi) Any damage, destruction or loss, whether or not
covered by insurance, having or which could reasonably be expected to have a material adverse effect on Excalibur; (vii) (A) any liability created, assumed, guaranteed or incurred, or (B) any transaction, contract or commitment entered into, by Excalibur, in the case of either clause (A) or (B) other than in the ordinary course of business;

                           (viii) Any payment, discharge or satisfaction of any
material encumbrance by Excalibur or any cancellation by Excalibur of any material debts or claims or any amendment, termination or waiver of any rights of material value to Excalibur;

                           (ix) Any direct or indirect redemption, purchase or
other acquisition of any such shares of the capital stock of Excalibur;

                           (x) Any stock split, reverse stock split,
combination, reclassification or recapitalization of the Excalibur Common Stock or Excalibur Series A Preferred Stock, or any issuance of any other security in respect of, or in exchange for, any shares of the Excalibur Common Stock or Excalibur Series A Preferred Stock;

                           (xi) Any issuance by Excalibur of any shares of its
capital stock or any debt security or any subscription or similar right to acquire any shares of the Excalibur capital stock;

                           (xii) Any license, sale, transfer, pledge, mortgage
or other disposition of any material tangible or intangible asset (including any Excalibur Intangibles) of Excalibur;

                           (xiii) Any termination of, or written indication of
an intention to terminate or not renew, any material contract, license, commitment or other agreement between Excalibur and any other person;

                           (xiv) Any material write-down or write-up of the
value of any asset of Excalibur, or any material write-off of any accounts receivable or notes receivable of Excalibur or any portion thereof;

                           (xv) Any increase in, or modification of,
compensation payable, or to become payable, to any director, officer, employee, consultant or agent of Excalibur, or the entering into of any employment contract with any officer or employee;

                           (xvi) Any increase in, or modification or
acceleration of, any benefits payable, or to become payable, under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any director, officer, employee, consultant or agent of Excalibur other than as described in SCHEDULE 8(m) hereto;

                           (xvii) The making of any loan, advance or capital
contribution to, or investment in, any person or the engagement in any transaction with any employee, officer, director or security holder of

Excalibur, other than advances to employees in the ordinary course of business for travel and similar business expenses;

                           (xviii) Any change in the accounting methods or
practices followed by Excalibur or any change in depreciation or amortization policies or rates theretofore adopted;

                           (xix) Any forward sales commitments at a price less
than Excalibur's cost of sales for such commitments;

                           (xx) Any termination of employment of any officer or
key employee of Excalibur or any expression of intention by any officer or key employee of Excalibur to resign from such office or employment with Excalibur;

                           (xxi) Any amendments or changes in Excalibur's
Articles of Incorporation or By-Laws;

                           (xxii) Any agreement, understanding, authorization or
proposal, whether in writing or otherwise, for Excalibur to take any of the actions described in this Section 8(n).

         9. GRMG REPRESENTATIONS AND WARRANTIES. In order to induce Excalibur to execute this Agreement and perform its obligations under this Agreement, GRMG does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement and the Effective Date) as follows:

                  (a) GRMG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as currently being conducted. A true, complete and correct copy of each of the Articles of Incorporation, By-laws and other governing documents of GRMG as in effect on the date of this Agreement, including all amendments thereto, have heretofore been delivered to Excalibur.

                  (b) GRMG is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties, liabilities, assets, operations, results of operations, condition (financial or otherwise) or affairs of GRMG.

                  (c) Other than Acquisition Corp., which is a wholly-owned subsidiary of GRMG, GRMG does not have any subsidiaries, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

                  (d) Subject only to obtaining the consent of its stockholders, if required by the FGCL: (i) GRMG has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement, the consummation by GRMG of the transactions herein contemplated and the compliance by GRMG with the terms of this Agreement have been duly authorized by all necessary corporate action; (iii) this Agreement is the valid and binding obligation of GRMG enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by GRMG and the consummation by GRMG of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both,
(A) result in any violation of the Articles of Incorporation or By-Laws of GRMG,
(B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of GRMG pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which GRMG is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected. No consent, approval, authorization or order of, or filing with, any court, governmental agency, authority or body (other than as required pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, or as otherwise provided in this Agreement, including the filing of the Articles of Merger with the appropriate government authorities) and/or any party to an agreement to which GRMG is a party and/or by which it is bound is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by GRMG of the transactions contemplated by this Agreement.

                  (e) GRMG is not in violation of, or in default under, (i) any term or provision of its Articles of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it is, or any or its properties or assets are, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, including, without limitation, all reporting obligations pursuant to the Exchange Act and the rules and regulations promulgated thereunder. GRMG owns, possesses or has obtained all governmental and other licenses, permits, certifications, registration, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

                  (f) There are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of GRMG, threatened against GRMG or involving its assets which, if determined adversely to GRMG, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of GRMG, or which question the validity of this Agreement or of any action taken, or to be taken, by GRMG pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of GRMG, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming GRMG and/or enjoining GRMG from taking, or requiring GRMG to take, any action and/or by which GRMG is, and/or its assets are, bound or subject.

                  (g) GRMG owns no trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials (collectively the "GRMG INTANGIBLES") used or proposed to be used in the conduct of its business as intended to be conducted as of the date hereof.

                  (h) GRMG has delivered or made available to Excalibur accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by GRMG with the Securities and Exchange Commission ("SEC") since January 1, 1999 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "GRMG SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by GRMG with the SEC have been so filed on a timely basis, except for the 10-QSB for the quarter ended September 30, 2001. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the GRMG SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; and (ii) none of the GRMG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the GRMG SEC Documents filed prior to the date hereof and except as set forth in SCHEDULE 9(h), if any, GRMG has not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of GRMG or the footnotes thereto prepared in conformity with GAAP other than (A) liabilities incurred in the ordinary course of business and (B) liabilities that in the aggregate would not reasonably be expected to have a material adverse effect on GRMG.

                  (i) The financial statements contained in the GRMG SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the financial position of GRMG as of the respective dates thereof and the results of operations of GRMG for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

                  (j) GRMG does not currently own, nor has it ever owned, any real property. SCHEDULE 9(j) hereto contains a list and a brief description of
(i) all real property leased by GRMG, and (ii) with respect to each lease, the name of the lessor, any requirement of consent of the lessor to assignment (including assignment by way of merger or change in control) and the termination date of the lease. GRMG has made available to Excalibur true and complete copies of all leases. All leases to which GRMG is a party shall be terminated prior to or as of the Effective Date. GRMG owns and has good and marketable title to its assets, properties and interests in properties which are reflected in the latest balance sheet included in the GRMG SEC Documents (including the financial statements contained therein), in all cases free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet.

                  (k) GRMG has not, except as set forth on SCHEDULE 9(k) hereto,
(i) incurred any obligation or liability (absolute or contingent, secured or unsecured); (ii) cancelled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged, or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise, or other agreement; (iv) entered into any line of business other than that previously conducted by it prior to the date hereof or entered into any transaction not in the ordinary course of its business; or (v) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.

                  (l) GRMG is not in default, in any respect, under the terms of any outstanding agreement which is material to the properties, assets, or financial condition of GRMG and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.

                  (m) GRMG has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real, or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of GRMG, after due investigation, each such tax return heretofore filed by GRMG correctly and accurately reflects the amount of its tax liability thereunder. GRMG has withheld, collected, and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.

                  (n) The authorized and outstanding capitalization of GRMG is as set forth on SCHEDULE 9(n) hereto. As of the date hereof and the Effective Date, except as set forth on SCHEDULE 9(n), there shall not be authorized and/or issued and outstanding any shares of capital stock of GRMG and there shall not be outstanding any rights to purchase shares of capital stock of GRMG. The issued and outstanding shares of the GRMG Common Stock have been duly authorized and validly issued. All of the outstanding shares of the GRMG Common Stock are fully paid and nonassessable. Except as set forth on SCHEDULE 9(n), there are no outstanding warrants, options, or similar rights to purchase or convert into the

GRMG Common Stock or the GRMG Series A Preferred Stock. There are no preemptive rights with respect to the GRMG Common Stock or the GRMG Series A Preferred Stock. GRMG has no reason to believe that any holder of such outstanding shares of the GRMG Common Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the GRMG Common Stock were, at all relevant times, exempt from the registration or prospectus delivery requirements of the Securities Act and any applicable state securities laws pursuant to an exemption for which GRMG and/or such offering or sale fully qualified. No dividends, redemptions or other distributions of the assets of GRMG have been, or will be, declared prior to the Effective Date on or with respect to the GRMG Common Stock or the GRMG Series A Preferred Stock. The shares of the GRMG Common Stock have been registered under Section 12(g) of the Exchange Act. The list of GRMG stockholders heretofore delivered by GRMG to Excalibur is true, complete, and correct in all respects as of the date so delivered.

                  (o) Except as set forth in SCHEDULES 9(k), 9(n), and 9(o) hereto and as contemplated by this Agreement, since December 31, 2001, there has not been with respect to GRMG:

                           (i) Any loan to any person or entity and/or the
issuance of any guaranty for, or with respect to, its or another's obligations;

                           (ii) Any waiver or release of any material right or
claim;

                           (iii) Any incurrence of any material obligation or
liability, absolute or contingent;

                           (iv) Any payment of any material obligation or
liability, absolute or contingent, except for current liabilities reflected in, or shown on, the most recent balance sheet of GRMG and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement; and

                           (v) Any material adverse change in the business,
assets, properties, liabilities, operations, results of operations, condition (financial or otherwise) or affairs of GRMG;

                           (vi) Any damage, destruction or loss, whether or not
covered by insurance, having or which could reasonably be expected to have a material adverse effect on GRMG;

                           (vii) (A) Any liability created, assumed, guaranteed
or incurred, or (B) any transaction, contract or commitment entered into, by GRMG, in the case of either clause (A) or (B) other than in the ordinary course of business;

                           (viii) Any payment, discharge or satisfaction of any
material encumbrance by GRMG or any cancellation by GRMG of any material debts or claims or any amendment, termination or waiver of any rights of material value to GRMG;

                           (ix) Any direct or indirect redemption, purchase or
other acquisition of any such shares of the capital stock of GRMG;

                           (x) except for the Reverse Split (as defined in
Section 13(g)), any stock split, reverse stock split, combination, reclassification or recapitalization of the GRMG Common Stock, or any issuance of any other security in respect of, or in exchange for, any shares of the GRMG Common Stock;

                           (xi) Any issuance by GRMG of any shares of its
capital stock or any debt security or any subscription or similar right to acquire any shares of the GRMG capital stock;

                           (xii) Any license, sale, transfer, pledge, mortgage
or other disposition of any material tangible or intangible asset (including any GRMG Intangibles) of GRMG;

                           (xiii) Any termination of, or written indication of
an intention to terminate or not renew, any material contract, license, commitment or other agreement between GRMG and any other person;

                           (xiv) Any material write-down or write-up of the
value of any asset of GRMG, or any material write-off of any accounts receivable or notes receivable of GRMG or any portion thereof;

                           (xv) Any increase in, or modification of,
compensation payable, or to become payable to, any director, officer, employee, consultant or agent of GRMG, or the entering into of any employment contract with any officer or employee;

                           (xvi) Any increase in, or modification or
acceleration of, any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any director, officer, employee, consultant or agent of GRMG other than as described in Schedule 9(n) hereto;

                           (xvii) The making of any loan, advance or capital
contribution to, or investment in, any person or the engagement in any transaction with any employee, officer, director or security holder of GRMG, other than advances to employees in the ordinary course of business for travel and similar business expenses;

                           (xviii) Any change in the accounting methods or
practices followed by GRMG or any change in depreciation or amortization policies or rates theretofore adopted;

                           (xix) Any termination of employment of any officer or
key employee of GRMG or any expression of intention by any officer or key employee of GRMG to resign from such office or employment with GRMG;

                           (xx) Any amendments or changes in GRMG's Articles of
Incorporation or By-Laws;

                           (xxi) Any agreement, understanding, authorization or
proposal, whether in writing or otherwise, for GRMG to take any of the actions described in this Section 9(o).

                  (p) At the Effective Date, all of the shares of the GRMG Common Stock to be issued by GRMG pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the Excalibur shareholders in exchange for their shares of the Excalibur Common Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, security interests, claims, encumbrances and charges.

                  (q) At the Effective Date, all of the shares of the GRMG Series A Preferred Stock to be issued by GRMG pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the Excalibur shareholders in exchange for their shares of the Excalibur Series A Preferred Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, security interests, claims, encumbrances and charges.

                  (r) Upon the Effective Date, GRMG shall have no assets (other than the share of common stock of Excalibur as described in Section 4(c)) or liabilities (other than liabilities associated with the Investment Banking Agreement (as defined in Section 14(j)) either reflected on GRMG's balance sheet or under any contract, benefit plan or otherwise. Upon the Effective Date, GRMG will have no debt, liability or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable.

         10. ACQUISITION CORP. REPRESENTATIONS AND WARRANTIES. In order to induce Excalibur to execute this Agreement and perform its obligations under, this Agreement, Acquisition Corp. does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement and the Effective Date) as follows:

                  (a) Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Neither prior to the date hereof has Acquisition Corp. engaged, nor prior to the Effective Date will Acquisition Corp. engage, in any business activity of any kind, nature or description except in connection with the implementation of the transactions herein described. Acquisition Corp. has no subsidiaries, nor, at the present time is it, or on the Effective Date will it be, a partner or joint venturer with any other person or entity. Acquisition Corp. is a wholly-owned subsidiary of GRMG.

                  (b) (i) Acquisition Corp. has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement, the consummation by Acquisition Corp. of the transactions herein contemplated and the compliance by Acquisition Corp. with the terms of this Agreement have been duly authorized by Acquisition Corp.;
(iii) this Agreement is the valid and binding obligation of Acquisition Corp., enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Acquisition Corp. and the consummation by Acquisition Corp. of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Articles of Incorporation or By-Laws of Acquisition Corp., (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition Corp. pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Acquisition Corp. is a party or by which it is, or any of its properties or assets are, or may be, bound or affected; or (C) to the best knowledge of Acquisition Corp., after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Acquisition Corp. or its assets. Except as otherwise required by the TBCA, no consent, approval, authorization or order of any court, governmental agency, authority or body, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Acquisition Corp. of the transactions contemplated by this Agreement.

                  (c) Acquisition Corp. is not in violation of, or in default under, (i) any term or provision of its Articles of Incorporation or By-Laws;
(ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets.

                  (d) Acquisition Corp. was incorporated on March 19, 2002, has no assets and has incurred no liabilities, debt, liability or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount hereof is readily ascertainable, other than its incorporation costs. Prior to the date hereof, Acquisition Corp. has conducted no business operations and, prior to the Effective Date, its sole activities will be in connection with the transactions contemplated by this Agreement.

                  (e) There are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Acquisition Corp., threatened against Acquisition Corp. or involving its assets which, if determined adversely to Acquisition Corp., would, individually or in the aggregate, result in a material adverse change in the financial position, shareholders' equity, results of operations, properties, business, management or affairs of Acquisition Corp., or which question the validity of this Agreement or of any action taken or to be taken by Acquisition Corp. pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Acquisition Corp., is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Acquisition Corp. and/or enjoining Acquisition Corp. from taking, or requiring Acquisition Corp. to take, any action, and/or by which Acquisition Corp. is, and/or its assets are, bound or subject.

         11. STOCK OPTIONS/WARRANTS.

                  (a) Excalibur has provided GRMG with a true and complete list as of the date hereof of all holders of outstanding options under Excalibur's 2001 Stock Option Plan (the "EXCALIBUR STOCK OPTION PLAN"), including the number of shares of Excalibur Common Stock subject to each such option, the exercise or vesting schedule, the exercise price and term of each such option. On the Effective Date, each outstanding option to purchase shares of Excalibur Common Stock (an "EXCALIBUR STOCK OPTION") under the Excalibur Stock Option Plan, whether vested or unvested, shall be assumed and shall constitute an option to aqcuire, on the same terms and conditions as were applicable under such Excalibur Stock Option, the same number of shares of GRMG Common Stock as the holder of such Excalibur Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option (including any unvested portion thereof) in full (disregarding any limitation on exercisability thereof) immediately before the Effective Date (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Excalibur Common Stock purchasable pursuant to such Excalibur Stock Option immediately before the Effective Date divided by (z) the number of full shares of GRMG Common Stock deemed purchasable pursuant to such Excalibur Stock Option in accordance with the foregoing.

                  (b) Except as otherwise provided in the Excalibur Stock Option Plan, the documents governing the Excalibur Stock Options, and offer letters and other agreements affecting such Excalibur Stock Options, the Merger shall not result in the termination or acceleration of any outstanding Excalibur Stock Options under the Excalibur Stock Option Plan that are so assumed by GRMG. It is the intention of the parties that the Excalibur Stock Options so assumed by GRMG qualify following the Effective Date as incentive stock options as defined in
Section 422 of the Internal Revenue Code to the extent such Excalibur Stock Options qualified as incentive stock options before the Effective Date. As promptly as reasonably practicable and in any event within thirty (30) business days after receipt of all option documentation it requires relating to the outstanding Excalibur Stock Options, GRMG will issue to each person who, immediately prior to the Effective Date, is a holder of an outstanding Excalibur Stock Option under the Excalibur Stock Option Plan that is to be assumed by GRMG hereunder, a document evidencing the foregoing assumption of such Excalibur Stock Option by GRMG.

                  (c) GRMG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GRMG Common Stock for delivery under Excalibur Stock Options assumed in accordance with this Section 11. The Board of Directors of Excalibur shall, prior to or as of the Effective Date, take all necessary actions, pursuant to and in accordance with the Excalibur Stock Option Plan and the instruments evidencing the Excalibur Stock Options, to provide for the assumption of Excalibur Stock Options by GRMG in accordance with this Section 11, and to provide that no consent of the holders of the Excalibur Stock Options is required in connection with such assumption.

                  (d) On the Effective Date, each outstanding warrant to purchase shares of Excalibur Common Stock or Excalibur Series A Preferred Stock (an "EXCALIBUR WARRANT") shall be assumed and shall constitute an option to aqcuire, on the same terms and conditions as were applicable under such Excalibur Warrant, the same number of shares of GRMG Common Stock or GRMG Series A Preferred Stock, as the case may be, as the holder of such Excalibur Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option (including any unvested portion thereof) in full (disregarding any limitation on exercisability thereof) immediately before the Effective Date (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Excalibur Common Stock or Excalibur Series A Preferred Stock, as the case may be, purchasable pursuant to such Excalibur Warrant immediately before the Effective Date divided by (z) the number of full shares of GRMG Common Stock or GRMG Series A Preferred Stock deemed purchasable pursuant to such Excalibur Warrant in accordance with the foregoing.

                  (e) Except as otherwise provided in the Excalibur Warrants and other agreements affecting such Excalibur Warrants, the Merger shall not result in the termination or acceleration of any outstanding Excalibur Warrants that are so assumed by GRMG. As promptly as reasonably practicable and in any event within thirty (30) business days after receipt of all documentation it requires relating to the outstanding Excalibur Warrants, GRMG will issue to each person who, immediately prior to the Effective Date, is a holder of an outstanding Excalibur Warrant under that is to be assumed by GRMG hereunder, a document evidencing the foregoing assumption of such Excalibur Warrant by GRMG.

                  (f) GRMG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GRMG Common Stock and GRMG Series A Preferred Stock for delivery under Excalibur Warrants assumed in accordance with this Section 11. The Board of Directors of Excalibur shall, prior to or as of the Effective Date, take all necessary actions, pursuant to the Excalibur Warrants, to provide for the assumption of Excalibur Warrants by GRMG in accordance with this Section 11, and to provide that no consent of the holders of the Excalibur Warrants is required in connection with such assumption.

         12. EXCALIBUR COVENANTS. Excalibur shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Excalibur shareholders or the GRMG stockholders to approve this Agreement and/or the termination of this Agreement as hereinafter provided):

                  (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of Excalibur herein contained and/or satisfy each covenant or condition required to be performed or satisfied by Excalibur at or prior to the Effective Date and/or to cause or permit the implementation of the Merger;

                  (b) Not take or perform any action which would or might cause any representation or warranty made by Excalibur herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Excalibur at or prior to the Effective Date and/or the implementation of the Merger;

                  (c) Carry on and maintain its business in substantially the same form, style, and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

                  (d) Use commercially reasonable efforts to obtain, pursuant to the TBCA, the required shareholder consent to approve the merger of Acquisition Corp. into Excalibur and give notice to the non-consenting shareholders in accordance with the TBCA;

                  (e) Use commercially reasonable efforts to obtain investment representation certificates ("INVESTOR REPRESENTATION CERTIFICATES") signed by each shareholder of Excalibur; and

                  (f) Immediately advise GRMG of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of Excalibur herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit Excalibur from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

         Notwithstanding anything to the contrary contained in this Agreement, it is hereby expressly agreed that Excalibur, in its sole discretion, may authorize and issue Excalibur capital stock as follows: (i) up to 1,200,000 shares of Series B Convertible Preferred Stock, (ii) warrants to purchase up to 480,000 shares of Common Stock in connection with the issuance of the Series B Preferred Stock described in subsection (i), (iii) additional Excalibur Stock Options pursuant to the Excalibur Stock Option Plan.

         13. GRMG COVENANTS. GRMG shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the Excalibur shareholders or the GRMG stockholders to approve this Agreement and/or the termination of this Agreement as hereinafter provided):

                  (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of GRMG herein contained and/or satisfy each covenant or condition required to be performed or satisfied by GRMG at or prior to the Effective Date and/or to cause or permit the implementation of the Merger;

                  (b) Not take or perform any action which would or might cause any representation or warranty made by GRMG herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by GRMG at or prior to the Effective Date and/or the implementation of the Merger;

                  (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

                  (d) Not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of Excalibur or, in the case of an announcement required by applicable securities laws, prior consultation with Excalibur;

                  (e) Immediately advise Excalibur of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of GRMG herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit GRMG from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement;

                  (f) Pay the specified liabilities in SCHEDULE 9(k) hereto with the Non-Refundable Payment and the Additional Payment and provide Excalibur with satisfactory evidence of such payment;

                  (g) Effect a 1 for 14.758 reverse split (the "REVERSE SPLIT") of the GRMG Common Stock;

                  (h) Authorize the GRMG Series A Preferred Stock, which shall have rights, preferences and privileges which are substantially similar to those of the Excalibur Series A Preferred Stock;

                  (i) Establish a stock option plan ("STOCK OPTION PLAN") in the form attached hereto as EXHIBIT B.

                  (j) Lawfully terminate all leases and other agreements to which GRMG is a party.

                  (k) Not take or perform any action identified in Section 9(o) unless specifically authorized by this Agreement.

         14. GRMG AND ACQUISITION CORP. CONDITIONS PRECEDENT. The obligations of GRMG and Acquisition Corp. to implement this Agreement and consummate the Merger are, at their respective elections, subject to, and conditioned upon, the GRMG satisfaction (and/or waiver except as to Sections 14(a) and (e)) of each of the following conditions:

                  (a) Prior to the Effective Date, the holders of more than 66 2/3% of the outstanding shares of the Excalibur Common Stock and Excalibur Series A Preferred Stock (voting on an as-if converted basis) voting together, and 66 2/3% of the outstanding shares of the Excalibur Series A Preferred Stock, voting as a class, shall have consented to this Agreement and the Merger in accordance with the TBCA.

                  (b) The representations and warranties of Excalibur contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date (except for changes specifically authorized by this Agreement, including, but not limited to, the issuance of Excalibur capital stock as described in Section
12), and Excalibur shall have performed in all material respects all of its covenants and obligations contemplated hereunder to be performed on or prior to the Effective Date. On the Effective Date, GRMG shall have received a certificate, executed by the Chief Executive Officer and the Secretary of Excalibur (effective as of the Effective Date) and in form reasonably acceptable to GRMG, certifying as of both the date of this Agreement and the Effective Date, the truth and accuracy of (and the remaking of) the representations and warranties of Excalibur herein contained, including, without limitation, those set forth in Section 8 hereof.

                  (c) Prior to the Effective Date, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to GRMG and its counsel and GRMG and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (d) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Effective Date.

                  (e) All statutory requirements for the valid consummation by Excalibur of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Excalibur of the transactions herein described and/or to permit the businesses currently carried on by Excalibur to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (f) GRMG's due diligence inquiry, including receipt of the Excalibur Audited Financial Statements, shall be complete and satisfactory.

                  (g) Each Excalibur shareholder shall have completed, executed and delivered an Investment Representation Certificate.

                  (j) GRMG shall have executed an investment banking agreement (the "INVESTMENT BANKING AGREEMENT") with Atlas Capital Services, LLC ("ATLAS CAPITAL"), in form and substance substantially similar to the agreement set forth in EXHIBIT A attached hereto.

                  (k) Excalibur shall have received the consent of the holders of its Series A Preferred Stock to grant to Atlas Capital the registration rights set forth in Section 5 of the Investment Banking Agreement.

                  (l) Excalibur has performed and complied with all agreements, covenants, obligations and conditions required by the Agreement to be performed or complied with by Excalibur on or prior to the Effective Date.

         15. EXCALIBUR CONDITIONS PRECEDENT. The obligation of Excalibur to implement this Agreement and to consummate the Merger is, at its election, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Sections 15(a) and (e)) of each of the following conditions:

                  (a) Prior to the Effective Date, the holders of more than 66 2/3% of the outstanding shares of the Excalibur Common Stock and Excalibur Series A Preferred Stock (voting on an as-if converted basis) voting together, and 66 2/3% of the outstanding shares of the Excalibur Series A Preferred Stock, voting as a class, shall have consented to this Agreement and the Merger in accordance with the TBCA.

                  (b) The representations and warranties of GRMG and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date. At the Effective Date, Excalibur shall have received a certificate, executed by the President and the Secretary of GRMG and Acquisition Corp. (effective as of the Effective Date) and in form and content reasonably acceptable to Excalibur, certifying, as to both the date of this Agreement and the Effective Date the truth and accuracy of (and the remaking of) the representations and warranties of GRMG and Acquisition Corp. herein contained, including, without limitation, those set forth in Sections 8 and 9 hereof, and that GRMG has performed and complied with all agreements, covenants, obligations and conditions required by the Agreement to be performed or complied with by GRMG on or prior to the Effective Date.

                  (c) Prior to the Effective Date, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to Excalibur and its counsel and Excalibur and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (d) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Effective Date.

                  (e) All statutory requirements for the valid consummation by GRMG of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by GRMG of the transactions herein described shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (f) Excalibur's due diligence inquiry of GRMG shall be complete and satisfactory.

                  (g) Each Excalibur shareholder shall have completed, executed, and delivered an Investment Representation Certificate.

                  (h) GRMG has performed and complied with all agreements, covenants, obligations and conditions required by the Agreement to be performed or complied with by GRMG on or prior to the Effective Date.

                  (i) Excalibur shall have received lock-up agreements ("Lock-Up Agreements") from the Principal Stockholder and Joseph Spitzer in the form and substance similar to the Lock-Up Agreements set forth in EXHIBIT C hereto.

         16. TERMINATION; BREAK UP FEE.

                  (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after submission to, or approval by, the Excalibur shareholders or the GRMG stockholders as herein provided either: (a) by mutual agreement of the Boards of Directors of Excalibur and GRMG; or (b) by the Board of Directors of either Excalibur or GRMG if either
(i) the Effective Date shall not have taken place on or prior to April 30, 2001 (other than by reason of the default hereunder by the terminating party) or (ii) there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining GRMG, Excalibur or Acquisition Corp. from consummating the Merger is issued by a court of competent jurisdiction and such order, decree, injunction or judgment has become final and non-appealable.

                  (b) If Excalibur terminates this Agreement, Excalibur will be obligated to reimburse GRMG for all of its expenses, including legal, accounting, advisory or otherwise incurred as a result of the Merger contemplated hereby and shall forfeit the Non-Refundable Payment; provided however, if Excalibur terminates the Agreement due to a breach of a GRMG representation or warranty set forth in Section 9 (GRMG Representations and Warranties), due to a breach of an Acquisition Corp. representation or warranty set forth in Section 10 (Acquisition Corp. Representations and Warranties), due to the failure of GRMG to fulfill its covenants set forth in Section 13 (GRMG

Covenants), or due to the failure of any of the conditions set forth in Section 15 (Excalibur Conditions Precedent), then Excalibur's obligations with respect to the expenses set forth in 16 (b) herein shall terminate and Excalibur shall be entitled to a refund of its Non-Refundable Payment.

(c) In the event of the termination of this Agreement as provided in subsection
(a) of this Section 16, all of the obligations and liabilities of the parties under this Agreement shall terminate; provided, however, that nothing in this
Section 16 shall relieve any party from any liability for any breach of this Agreement.

         17. INDEMNIFICATION. (a) INDEMNITY BY GRMG AND THE PRINCIPAL SHAREHOLDER. GRMG and the Principal Shareholder, jointly and severally, agree to indemnify and hold harmless Excalibur and its successors and assigns (the "EXCALIBUR INDEMNITEES") against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon any breach of any representation or warranty, covenant or agreement of GRMG contained in this Agreement or in any other agreement executed and delivered hereunder or in connection herewith (referred to as "EXCALIBUR LOSSES").

                  (b) INDEMNITY BY EXCALIBUR. Excalibur agrees to indemnify and hold harmless GRMG its respective successors and assigns, shareholders, employees, (the "GRMG INDEMNITEES") against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon any breach of any representation, warranty, covenant or agreement of Excalibur contained in this Agreement, or in any other agreement executed and delivered by Excalibur (referred to as the "GRMG LOSSES").

                  (c) DEFENSE OF CLAIMS. Any Excalibur Indemnitee or GRMG Indemnitee (the "INDEMNIFIED PARTY") seeking indemnification under this Agreement shall give to the party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof within ten days of its receipt of the Claim Notice, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the

Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action, (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, or (iii) the Indemnitor fails to provide reasonable insurance to the Indemnified Party of its financial capacity to defend such action and provide indemnification with respect to such action, in any of which events such reasonable fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim (a) which is solely for monetary damages for which indemnification has been sought and is available hereunder, and (b) where there is no finding or admission of any violation of any legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, provided that the Indemnitor shall not agree to the settlement of any claim which constitutes the subject of a Claim Notice which settlement in the reasonable opinion of the Indemnified Party would have a material adverse continuing effect on the business of the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that, if the defense of such claim shall have been assumed by the Indemnitor, the Indemnified Party shall automatically be deemed to have waived any right to indemnification hereunder.

         18. BROKERS AND FINDERS. Except pursuant to the Investment Banking Agreement with Atlas Capital, the parties have not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement and Merger. Notwithstanding the foregoing, the parties acknowledge that Keane Securities has acted as a finder for Excalibur with respect to the Excalibur Series A Preferred Stock and will make a market in the GRMG Common Stock after the Effective Date.

         19. COSTS AND EXPENSES. Each party shall pay their own costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the costs and expenses relating to the preparation of this Agreement, such as attorneys' fees, accounting fees, printing expenses and consent solicitation expenses.

         20. NOTICES. Any and all notices, requests or instructions desired to be given by any party hereto to any other party hereto shall be in writing and shall be either be hand delivered, delivered by express courier or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

         To:      Excalibur:

                  Excalibur Holdings, Inc.
                  16825 Northchase Drive, Suite 630
                  Houston, TX 77060
                  Fax: (281) 877-9701
                  Attention:  William S.H. Stuart

         With a copy to:

                  Oppenheimer Wolff & Donnelly LLP
                  840 Newport Center Drive, Suite 700
                  Newport Beach, CA 92660
                  Fax: (949) 823-6100
                  Attention:  Marc A. Indeglia, Esq.

         To:      GRMG or Acquisition Corp.
                  1221 Brickell Avenue, Suite 900
                  Miami, Florida 33131
                  Attn:  Michael D. Farkas

         With a copy to:

                  Anslow & Jaclin, LLP
                  4400 Route 9 South, 2nd Floor
                  Freehold, New Jersey 07728
                  Attn:  Gregg E. Jaclin, Esq.

or to such other address as any party hereto shall designate in a writing complying with the provisions of this Section 20.

         21. WAIVER. Each of the parties hereto may, by written instrument, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such other party's obligations set out in this Agreement; and (e) waive any condition to such other party's obligation to effect the Merger.

         22. AMENDMENTS. This Agreement may be amended at any time prior to the Effective Date (whether before or after the consent of shareholders of Excalibur as herein provided) by a writing executed by an authorized officer of GRMG, Excalibur and Acquisition Corp. (upon due authorization by their respective Boards of Directors).

         23. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be fully performed therein and without regard to any principles of conflicts of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall only be brought against any of the parties in the state or federal courts of the State and County of New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such action; provided, however, that each party reserves the right to seek to remove the action or proceeding from the state court to the federal court in such jurisdiction or VICE VERSA. Each party waives the right to a jury trial.

         24. EFFECTIVENESS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any controlling person of any party hereof as provided in Section 16 of the Securities Act and their respective successors, transferees, heirs, assigns and beneficiaries.

         25. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

         26. PARTIAL INVALIDITY. If any term, covenant or condition in this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be enforced to fullest extent permitted by law.

         27. INTEGRATION. This Agreement (including the Schedules hereto, the documents and instruments delivered by the parties hereto and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                            GLOBAL REALTY MANAGEMENT GROUP, INC.


                            By:
                                 -----------------------------------------------
                                  Michael D. Farkas, Executive Vice-President


                            GRMG ACQUISITION CORPORATION


                            By:
                                 -----------------------------------------------
                                  Michael D. Farkas, President


                            EXCALIBUR HOLDINGS, INC.


                            By:
                                 -----------------------------------------------
                                  William S.H. Stuart, President


                            MICHAEL D. FARKAS


                                 -----------------------------------------------
                                  Michael D. Farkas